Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER FISCAL 2021 RESULTS

•First quarter Earnings from Continuing Operations of $63.9 million, or $0.53 per share
•Adjusted Earnings from Continuing Operations of $69.8 million, or $0.58 per share
•Core EBITDA of $156.6 million; achieved lowest mill conversion cost per ton in last two years
•Shipment volumes of finished steel products across North America and Europe increased 4% from prior year despite ongoing pandemic
•Continued progress on strategic growth initiatives; North America shipments of merchant and other products increased 12% year-over-year

Irving, TX - January 11, 2021 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2020. First quarter earnings from continuing operations were $63.9 million, or $0.53 per diluted share, on net sales of $1.4 billion, compared to prior year period earnings from continuing operations of $82.8 million, or $0.69 per diluted share, on net sales of $1.4 billion.

During the first quarter of fiscal 2021, CMC incurred net after-tax charges of $5.9 million for facility closure expenses and asset impairments primarily related to the decommissioning of the Company's Steel California operations. The closure of these operations furthers CMC's ongoing network optimization efforts, and is expected to provide cost benefits in future periods. Excluding these expenses, adjusted earnings from continuing operations for the three months ended November 30, 2020 were $69.8 million, or $0.58 per diluted share, as detailed in the non-GAAP reconciliation that follows, compared to adjusted earnings from continuing operations of $0.73 per diluted share for the three months ended November 30, 2019.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "CMC delivered another quarter of solid performance, marking the seventh consecutive quarter of Core EBITDA near or above the $150 million mark. Our team achieved these strong results while navigating the unique challenges presented by the COVID-19 pandemic, and also continuing to execute CMC's key strategic growth initiatives, which are already yielding significant benefits."

Ms. Smith continued, “While we faced margin headwinds from rising raw material costs during the first quarter, we were able to offset much of the impact through operational execution that brought our controllable cost levels to multi-year lows. This performance is a testament to CMC's drive to tightly manage factors within

(CMC First Quarter Fiscal 2021 - Page 2)

our control and to continue to realize earnings enhancement opportunities from our network optimization efforts."

The Company's liquidity position as of November 30, 2020 remained strong, with cash and cash equivalents of $465.2 million and availability under the Company's credit and accounts receivable facilities of $678.7 million.

On January 7, 2021, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on January 21, 2021. The dividend will be paid on February 4, 2021, and marks 225 consecutive quarterly dividend payments.

Business Segments - Fiscal First Quarter 2021 Review
Our North America segment recorded adjusted EBITDA of $155.6 million for the first quarter of fiscal 2021, compared to adjusted EBITDA of $174.7 million for the prior year quarter. The reduction reflected lower margins over scrap cost for both steel and downstream products, the impact of which was partially offset by improved controllable costs at each stage of our vertically integrated value chain. Cost performance at the mills was particularly strong, achieving the lowest conversion cost per ton since before the early fiscal 2019 rebar asset acquisition.

    Shipments of finished goods, which include steel and downstream products, were flat compared to the prior year. Volumes of rebar from the mills increased 2% from a year ago, driven by continued resilience in construction activity. Shipments of merchant and other products increased 12% compared to the prior year quarter, as our mills strategically focused on this market segment through expanded product offerings and service capabilities. Downstream product volumes declined year-over-year due to backlog contraction in select geographies, as well as weather related disruptions in the Gulf Coast.

Margins over scrap cost within our vertical chain declined from the first quarter of fiscal 2020, driven primarily by sharply higher scrap costs. The average selling price for steel products decreased by $14 per ton from a year ago against an increase in the cost of ferrous scrap utilized of $40 per ton. Downstream products margins also declined on lower average pricing and scrap cost pressure, but remained near historically high levels due to strong price levels in CMC's committed backlog.

Our Europe segment recorded adjusted EBITDA of $14.5 million for the first quarter of fiscal 2021, compared to adjusted EBITDA of $11.4 million for the prior year quarter. The improvement reflects strong shipment levels and reduced controllable costs. These factors more than offset an $18 per ton reduction in margin over scrap compared to the prior year period. Volumes increased 17% year-over-year, with demand growing for each major product category. Rebar volumes continue to be supported by a resilient Polish

(CMC First Quarter Fiscal 2021 - Page 3)

construction sector, while shipments of merchant bar and wire rod benefited from an upturn in Central European manufacturing activity.

Outlook
“We expect finished steel volumes for our North America and Europe operations to follow typical seasonal trends in the second quarter, which is historically our slowest quarter for both segments,” said Ms. Smith.

"Shipments of steel and downstream products should be supported by our construction backlog in North America. We are encouraged by recent trends in residential construction and industrial activity in both North America and Europe, which point toward continuing solid demand for merchant products. We anticipate margin headwinds will persist in North America during the second quarter in light of recent significant increases in domestic scrap costs. CMC has acted swiftly to commensurately adjust price levels on rebar and merchant mill products, but these increases have a timing lag relative to the changes in scrap cost levels."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter fiscal 2021 conference call today, Monday, January 11, 2021, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, related materials and services through a network including seven electric arc furnace ("EAF") mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains or incorporates by reference a number of "forward-looking statements" within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of the coronavirus ("COVID-19") and related governmental and economic responses thereto, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of

(CMC First Quarter Fiscal 2021 - Page 4)

our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Our forward-looking statements are based on management's expectations and beliefs as of the time this news release is issued. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and in Part II, Item 1A, Risk Factors of our subsequent Quarterly Reports on Form 10-Q as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact from the distribution of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including the impact of the 2020 U.S. election on current trade regulations, such as Section 232 trade tariffs, tax legislation and other regulations which might adversely impact our business; availability and

(CMC First Quarter Fiscal 2021 - Page 5)

pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; civil unrest, protests and riots; new and clarifying guidance with regard to interpretation of certain provisions of the Tax Cuts and Jobs Act that could impact our assessment; and increased costs related to health care reform legislation.

(CMC First Quarter Fiscal 2021 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended
(in thousands, except per ton amounts)	11/30/2020	8/31/2020	5/31/2020	2/29/2020	11/30/2019
North America
Net sales	$1,195,013	$1,224,849	$1,167,081	$1,161,283	$1,216,720
Adjusted EBITDA	155,634	174,219	159,394	152,831	174,732

External tons shipped (in thousands)
Raw materials	330	300	288	321	320
Rebar	486	498	463	461	475
Merchant and other	264	234	211	238	236
Steel products	750	732	674	699	711
Downstream products	371	429	427	366	413

Average selling price (per ton)
Raw materials	$630	$605	$517	$595	$547
Steel products	612	600	624	625	626
Downstream products	934	970	966	984	976

Cost of raw materials per ton	$458	$427	$348	$435	$392
Cost of ferrous scrap utilized per ton	266	237	239	256	226

Steel products metal margin per ton	$346	$363	$385	$369	$400

Europe
Net sales	$194,596	$179,855	$173,817	$180,079	$165,389
Adjusted EBITDA	14,470	22,927	14,270	13,451	11,359

External tons shipped
Rebar	128	150	122	145	122
Merchant and other	269	230	252	235	216
Steel products	397	380	374	380	338

Average selling price (per ton)
Steel products	$461	$446	$437	$449	$461

Cost of ferrous scrap utilized per ton	$262	$250	$239	$251	$244

Steel products metal margin per ton	$199	$196	$198	$198	$217

(CMC First Quarter Fiscal 2021 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended
Net sales	11/30/2020	8/31/2020	5/31/2020	2/29/2020	11/30/2019
North America	$1,195,013	$1,224,849	$1,167,081	$1,161,283	$1,216,720
Europe	194,596	179,855	173,817	180,079	165,389
Corporate and Other	2,194	4,428	785	(399)	2,599
Total Net Sales	$1,391,803	$1,409,132	$1,341,683	$1,340,963	$1,384,708

Adjusted EBITDA from continuing operations
North America	$155,634	$174,219	$159,394	$152,831	$174,732
Europe	14,470	22,927	14,270	13,451	11,359
Corporate and Other	(26,471)	(64,846)	(26,882)	(28,561)	(26,286)

(CMC First Quarter Fiscal 2021 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share data)	2020	2019
Net sales	$1,391,803	$1,384,708
Costs and expenses:
Cost of goods sold	1,174,819	1,146,514
Selling, general and administrative expenses	113,627	110,999
Interest expense	14,259	16,578
Asset impairments	3,594	530
	1,306,299	1,274,621

Earnings from continuing operations before income taxes	85,504	110,087
Income taxes	21,593	27,332
Earnings from continuing operations	63,911	82,755

Earnings from discontinued operations before income taxes	250	895
Income taxes	68	302
Earnings from discontinued operations	182	593

Net earnings	$64,093	$83,348

Basic earnings per share*
Earnings from continuing operations	$0.53	$0.70
Earnings from discontinued operations	—	0.01
Net earnings	$0.54	$0.70

Diluted earnings per share*
Earnings from continuing operations	$0.53	$0.69
Earnings from discontinued operations	—	—
Net earnings	$0.53	$0.70

Average basic shares outstanding	119,762,706	118,370,191
Average diluted shares outstanding	121,128,044	119,773,538
*Earnings Per Share ("EPS") is calculated independently for each component and may not sum to Net EPS due to rounding

(CMC First Quarter Fiscal 2021 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	November 30, 2020	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$465,162	$542,103
Accounts receivable (less allowance for doubtful accounts of $8,407 and $9,597)	869,052	880,728
Inventories, net	653,526	625,393
Prepaid and other current assets	181,465	165,879
Total current assets	2,169,205	2,214,103
Property, plant and equipment, net	1,549,385	1,571,067
Goodwill	64,275	64,321
Other noncurrent assets	233,803	232,237
Total assets	$4,016,668	$4,081,728
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$252,953	$266,102
Accrued expenses and other payables	339,545	461,012
Current maturities of long-term debt and short-term borrowings	20,701	18,149
Total current liabilities	613,199	745,263
Deferred income taxes	142,686	130,810
Other noncurrent liabilities	260,991	250,706
Long-term debt	1,064,893	1,065,536
Total liabilities	2,081,769	2,192,315
Stockholders' equity	1,934,687	1,889,201
Stockholders' equity attributable to noncontrolling interests	212	212
Total stockholders' equity	1,934,899	1,889,413
Total liabilities and stockholders' equity	$4,016,668	$4,081,728

(CMC First Quarter Fiscal 2021 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2020	2019
Cash flows from (used by) operating activities:
Net earnings	$64,093	$83,348
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	41,799	40,947
Deferred income taxes and other long-term taxes	11,720	27,939
Stock-based compensation	9,062	8,269
Asset impairments	3,594	530
Amortization of acquired unfavorable contract backlog	(1,523)	(8,331)
Net gain on disposals of subsidiaries, assets and other	(69)	(6,733)
Other	30	645
Changes in operating assets and liabilities	(140,794)	(196)
Net cash flows from (used by) operating activities	(12,088)	146,418

Cash flows from (used by) investing activities:
Capital expenditures	(37,201)	(45,559)
Proceeds from the sale of property, plant and equipment	743	9,651
Proceeds from insurance	—	784
Net cash flows used by investing activities:	(36,458)	(35,124)

Cash flows from (used by) financing activities:
Repayments of long-term debt	(3,823)	(53,298)
Proceeds from accounts receivable programs	4,487	27,050
Repayments under accounts receivable programs	(4,487)	(31,057)
Dividends	(14,406)	(14,238)
Stock issued under incentive and purchase plans, net of forfeitures	(10,341)	(7,817)
Net cash flows used by financing activities	(28,570)	(79,360)
Effect of exchange rate changes on cash	(365)	196
Increase (decrease) in cash, restricted cash and cash equivalents	(77,481)	32,130
Cash, restricted cash and cash equivalents at beginning of period	544,964	193,729
Cash, restricted cash and cash equivalents at end of period	$467,483	$225,859

Supplemental information:	Three Months Ended November 30,
(in thousands)	2020	2019
Cash and cash equivalents	$465,162	$224,797
Restricted cash	2,321	1,062
Total cash, restricted cash and cash equivalents	$467,483	$225,859

(CMC First Quarter Fiscal 2021 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings from continuing operations before interest expense and income taxes. It also excludes recurring non-cash charges for depreciation and amortization and asset impairments. Core EBITDA from continuing operations also excludes amortization of acquired unfavorable contract backlog, non-cash equity compensation, certain facility closure costs, labor cost government refunds, acquisition settlement costs and debt extinguishment costs. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Core EBITDA from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2020	8/31/2020	5/31/2020	2/29/2020	11/30/2019
Earnings from continuing operations	$63,911	$67,782	$64,169	$63,596	$82,755
Interest expense	14,259	13,962	15,409	15,888	16,578
Income taxes	21,593	18,495	23,804	22,845	27,332
Depreciation and amortization	41,799	41,654	41,765	41,389	40,941
Asset impairments	3,594	1,098	5,983	—	530
Amortization of acquired unfavorable contract backlog	(1,523)	(10,691)	(4,348)	(5,997)	(8,331)
Non-cash equity compensation	9,062	9,875	6,170	7,536	8,269
Facility closure	5,214	2,903	1,863	—	6,339
Labor cost government refund	(1,348)	(2,985)	—	—	—
Acquisition settlement	—	32,123	—	—	—
Debt extinguishment costs	—	1,778	—	—	—
Core EBITDA from continuing operations	$156,561	$175,994	$154,815	$145,257	$174,413

(CMC First Quarter Fiscal 2021 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings from continuing operations before certain facility closure costs, asset impairments, labor cost government refunds, acquisition settlements and debt extinguishment costs, including the estimated income tax effects thereof. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2020	8/31/2020	5/31/2020	2/29/2020	11/30/2019
Earnings from continuing operations	$63,911	$67,782	$64,169	$63,596	$82,755
Facility closure	5,214	2,903	1,863	—	6,339
Asset impairments	3,594	1,098	5,983	—	—
Labor cost government refund	(1,348)	(2,985)	—	—	—
Acquisition settlement	—	32,123	—	—	—
Debt extinguishment costs	—	1,778	—	—	—
Total adjustments (pre-tax)	$7,460	$34,917	$7,846	$—	$6,339

Tax impact
Related tax effects on adjustments	$(1,593)	$(7,392)	$(1,648)	$—	$(1,331)
Total tax impact	(1,593)	(7,392)	(1,648)	—	(1,331)
Adjusted earnings from continuing operations	$69,778	$95,307	$70,367	$63,596	$87,763

Adjusted earnings from continuing operations per diluted share	$0.58	$0.79	$0.59	$0.53	$0.73

Media Contact:
    Susan Gerber
    214.689.4300